EXHIBIT 10.1
Affiliated Computer Services, Inc.
2828 North Haskell Avenue
Dallas, Texas 75204
November 26, 2006
Mark A. King
c/o Affiliated Computer Services, Inc.
2828 North Haskell Avenue
Dallas, Texas 75204
Dear Mark:
     This will confirm the agreement (the “Agreement”) that has been reached with you in connection with your separation from employment from Affiliated Computer Services, Inc. (the “Company”) and its subsidiaries and affiliates, and your resignation from your position on the Company’s Board of Directors (the “Board”) and on the boards of directors or similar bodies of the Company’s subsidiaries and affiliates.
     1. Effective Date: Effective as the date set forth above (the “Effective Date”), and subject to paragraph 2 below, you have resigned from all positions with the Company and its subsidiaries and affiliates, including as President and Chief Executive Officer and as a member of the Board, other than an employee of the Company, as provided in paragraph 2 below. A copy of your letter of resignation dated November 26, 2006 is attached hereto as Exhibit A. You agree to execute any additional documents necessary to effect such resignations.
     2. Ongoing Services: From the Effective Date until June 30, 2007 (the “Termination Date”) (such period being the “Transition Period”), you shall continue as an employee of the Company. During the Transition Period, you shall report to the Chairman or Chief Executive Officer of the Company as determined by the Chairman, and you shall provide to the Company such transitional services as may reasonably be designated from time to time. Such services shall be provided either from your home or the Company’s principal offices on a full time basis or such other basis as is mutually agreed between you and the Company.
     3. Pay and Benefits: You will receive base salary at a rate of $52,500 per month during the Transition Period, provided that you sign and deliver the ADEA Release in the form attached hereto as Exhibit B (the “ADEA Release”) and such ADEA Release becomes effective in accordance with its terms. During the Transition Period, (a) you shall continue to participate in all employee benefit plans and programs made generally available to employees of the Company, except that you shall not be entitled to participate in the Company’s bonus and other non- tax-qualified incentive compensation plans or programs, (b) you shall continue to participate in the Company’s executive medical program (the “Executive Medical Program”) and (c) you shall continue to be eligible for business expense reimbursement in accordance with standard Company policy. In the event that you do not sign and deliver the ADEA Release or you revoke your consent to the ADEA Release, the immediately preceding sentence shall remain in full force and effect except that your compensation during the Transition Period will be reduced from a rate of $52,500 per month to a rate of $10,000 per month. Your eligibility to

Mark A. King

participate in the Company’s benefit plans and programs will terminate as of the Termination Date except that, in consideration for your agreement to the covenants set forth in paragraphs 5 and 6, you shall be entitled to continue to participate in the Executive Medical Program and the Company’s executive long term disability program (the “LTD Program”) as in effect from time to time for its senior executives through December 31, 2009; provided, however, that if the Executive Medical Program and/or the LTD Program is terminated or amended to the detriment of the participants in the plan (including you) or your continued participation in such programs is not permitted under the terms thereof, the Company shall provide, at the Company’s expense, health and disability insurance benefits equal to those provided under the Executive Medical Program and the LTD Program, as the case may, through December 31, 2009.
     4. Stock Options: Notwithstanding anything to the contrary set forth in the Company’s 1997 Stock Incentive Plan or in any other plan and/or award agreements pursuant to which you were granted options or other derivative securities to acquire common stock of the Company (“Options”):
          (a) each Option that is unvested as of the Effective Date (“Unvested Options”) shall terminate immediately upon such date and you shall have no further rights with respect to such Unvested Options, except that where indicated on Exhibit C hereto, the Options so indicated shall vest on the respective dates set forth on Exhibit C provided that you have not materially breached the provisions of Sections 2, 6, 7, 9 and 10 as of such dates.
          (b) each Option that is vested as of the Effective Date or that becomes vested in accordance with Section 4(a) above (“Vested Options”), shall remain outstanding in accordance with its terms except that (i) the exercise price of each such Vested Option shall be increased to the amount determined for financial reporting purposes uniformly applied for all Company options in connection with the review being performed by the Company in conjunction with the audit of the Company’s financial statements for the fiscal year ended June 30, 2006, (ii) each such Vested Option shall terminate either on the date that is 90 days following the Termination Date or on the first anniversary of the Termination Date, as indicated on Exhibit C hereto, and following such date you shall have no further rights with respect to such Vested Options (provided, however, that in the event there exists a blackout period pursuant to which you are not able to exercise your Options in the last month of such period (whether by reason of the new exercise price not having been determined in accordance with clause (i) above, or otherwise), the exercise period shall automatically be extended for 30 days following the end of such blackout period), (iii) no more than eighty percent (80%) of the Vested Options may be exercised prior to May 31, 2007, (iv) the Vested Options shall not be subject to forfeiture, and you shall in no manner be divested of the Vested Options, following the Effective Date for any reason (including but not limited to any subsequent termination by the Company or any determination of the Company with respect to your termination for “cause” under common law, or under the terms of the 1997 Stock Incentive Plan or any other plan, program, arrangement or agreement) and (v) the Vested Options may not be exercised until the new exercise price has been determined in accordance with clause (i) above.
          (c) in order to take into account the fact that certain Options (the exercise price of which would have been increased in accordance with paragraph 4(b) hereof were such Option outstanding as of the Effective Date) were exercised prior to the Effective Date

Mark A. King

(the “Exercised Options”), you have volunteered, and the Company has agreed to, the following treatment with respect to the Options: the aggregate exercise price of the Vested Options shall be further increased (i.e., in addition to the increase in the exercise price of all Vested Options in accordance with paragraph 4(b)) by the amount by which the aggregate exercise price of the Exercised Options would have been increased had their exercise price been increased in accordance with paragraph 4(b) (the “Additional Amount”). As with the Vested Options, the final determination of the review being performed by the Company in conjunction with the audit of the Company’s financial statements for the fiscal year ended June 30, 2006 shall be used to determine the Additional Amount. The Additional Amount shall be allocated among specific Vested Options as follows: (i) the exercise price of the Vested Options having the lowest exercise price (the “Lowest Priced Vested Options”) shall be increased to an amount up to the exercise price of the Vested Options with the next-lowest exercise price (the “2nd Lowest Priced Vested Options”), (ii) if the full Additional Amount has not been allocated after increasing the exercise price of the Lowest Priced Vested Options to an amount equal to the exercise price of the 2nd Lowest Priced Vested Options, then the exercise price of the Lowest Priced Vested Options and of the 2nd Lowest Priced Vested Options shall be increased up to an amount equal to the exercise price of the Vested Options having the 3rd lowest exercise price and (iii) if the full Additional Amount has not been allocated after increasing the exercise price of the Lowest Priced Vested Options and the 2nd Lowest Priced Vested Options in accordance with (i) and (ii) above, the same process shall be continued until the full Additional Amount has been allocated.
     You represent and agree that Exhibit C hereto sets forth a complete and accurate list of all of your Options (including Unvested Options, Vested Options, and Exercised Options).
     5. General Release and Waiver:
          (a) In consideration of the Company’s obligations hereunder and acceptance of your resignation, you, your heirs, successors, and assigns, hereby knowingly and voluntarily release and forever discharge the Company and its subsidiaries and affiliates, together with all of their respective current and former officers, directors, consultants, agents, attorneys, representatives and employees, and each of their predecessors, successors and assigns (collectively, the “Releasees”), from any and all debts, demands, actions, causes of actions, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (“Claims”), which you ever had, now have, or may hereafter claim to have against the Releasees by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time you sign this Agreement (the “General Release”). This General Release of Claims shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that you may have arising under the common law, under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act (“ERISA”), the Sarbanes-Oxley Act of 2002, the Texas Commission on Human Rights Act, or the Texas Pay Day Law, each as amended, and any other Federal, state or local statutes, regulations, ordinances or common law (but shall not apply to any Claims you may have arising under the Age Discrimination in Employment Act, as amended), or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Releasees and you, and shall further apply, without limitation, to any and all Claims in

Mark A. King

connection with, related to or arising out of your employment, or the termination of your employment, with the Company; provided, however, that this General Release shall not apply to or impair (i) Claims for vested benefits pursuant to any Company employee benefit plan in which you were a participant before the Termination Date; (ii) any Claims for unemployment insurance benefits or workers’ compensation benefits applicable to the period through the Termination Date; (iii) any Claims that may arise under this Agreement (including without limitation, Claims under the Indemnification Agreement (as defined in Section 13 hereof), under any D&O or similar insurance, or under the Company’s Bylaws, Certificate of Incorporation and/or other governing documents, or under the Executive Medical Plan or LTD Plan) or (iv) any Claims for business expense reimbursement.
          (b) For the purpose of implementing a full and complete release, you understand and agree that this Agreement is intended to include all claims, if any, which you may have and which you do not now know or suspect to exist in your favor against the Company or any of the Releasees and that this Agreement extinguishes those claims.
          (c) You represent and warrant that you have not filed any complaints or charges with any court or administrative agency against the Company or any of the Releasees, which have not been dismissed, closed, withdrawn or otherwise terminated on or before the date of this Agreement. You further represent and agree that you have not assigned nor transferred or attempted to assign or transfer, nor will you attempt to assign or transfer, to any person or entity not a party to this Agreement any of the Claims you are releasing in this Agreement. Furthermore, by signing this General Release, you represent and agree that you will not be entitled to any personal recovery in any action or proceeding that may be commenced on your behalf arising out of the matters released hereby.
     6. Restrictive Covenants: You agree that: (i) in the course of your employment with the Company you have had, and until the Termination Date may continue to have, access to confidential and proprietary information (“Confidential Information”) relating to the Company, its subsidiaries and affiliates, and their respective businesses, clients, finances, operations, strategic or other plans, employees, trade practices, trade secrets, know how or other matters that are not publicly known outside the Company, which are integral to the operations and success of the Company, and that such Confidential Information has been disclosed to you in confidence and only for the use of the Company; (ii) the direct and indirect disclosure of any such Confidential Information would place the Company at a competitive disadvantage and would do damage, monetary or otherwise, to the Company’s business; (iii) the Confidential Information constitutes a trade secret of the Company; and (iv) the engaging by you in any of the activities prohibited by this paragraph 6 may constitute improper misappropriation and/or use of such information and trade secrets. Accordingly, you agree as follows:
     (a) Confidential Information. Following the Effective Date, during the Transition Period and at all times thereafter (a) you will keep confidential and will not directly or indirectly, communicate, divulge, disclose, make known or furnish to any other person, business, firm, partnership, limited partnership, limited liability partnership, limited liability company, corporation or other entity any Confidential Information, other than in the proper performance of the transitional/consulting services during the Transition Period and under the direction of the Company and unless and until such Confidential Information shall become general public

Mark A. King

knowledge through no fault of your own, and (b) you will not make use of such Confidential Information on your own behalf, or on behalf of any third party. You further understand and agree that you shall not copy, in whole or in part, any such Confidential Information, and that you will return to the Company any and all copies, duplicates, reproductions or excerpts of such Confidential Information, and any such information stored electronically on tapes, computer disks or in any other manner within your possession, custody or control. The provisions of this paragraph 6 are in addition to any other written confidentiality or non-disclosure agreements that you may have with the Company or any of the Releasees, and are not meant to and do not excuse any additional obligations that you may have under such agreements. Notwithstanding the provisions of this paragraph 6, or of paragraph 7, you shall not be restricted from sharing with your counsel, or retaining, copying or excerpting, any information or documentation, whether or not constituting Confidential Information or Property, for the purpose of assisting you in your defense of any inquiry or proceeding concerning the Company’s historical stock option practices or related matters.
          (b) Non-Competition. For the period commencing on the Effective Date and continuing until December 31, 2009, you shall not directly or indirectly, whether as an officer, director, employee, consultant, owner, investor, partner, associate, employee, stockholder or otherwise, be engaged in or have any financial interest in or affiliation with, or render any services to or for any person, business, firm, partnership, limited partnership, limited liability partnership, limited liability company, corporation or other entity which is either directly, indirectly or through an affiliated or related entity, engaged in the business in any Competing Area (a “Competitive Business”) of providing business process and information technology outsourcing solutions to commercial and government clients or any similar business. For purposes of this Agreement, “Competing Area” shall mean any city, locality or region of the United States, or any other place in the world, where the Company or any of its subsidiaries or affiliates had operations during the six (6) month period prior to the Effective Date, or in which, during the six (6) month period prior to the Effective Date, the Company or any of its subsidiaries or affiliates had made substantial plans with the intention of establishing operations in such city, locality or region. Notwithstanding anything to the contrary contained herein, (i) the “beneficial ownership” by you, either individually or as a member of a “group,” as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, of not more than three percent (3%) of the voting stock of any publicly held corporation shall not alone constitute a violation of this Agreement, and (ii) your investment, participation, consulting, employment or directorship in a private equity fund or other business enterprise involving venture capital which makes, may make or has made investments in a Competitive Business shall not constitute a violation of this Agreement, provided that you are not engaged, and do not participate in, such Competitive Business as an employee, officer, consultant or director thereof or otherwise. You expressly understand and agree that you are receiving adequate and sufficient consideration in exchange for your agreeing to the restrictions set forth in this paragraph 6(b).
          (c) Non-Solicitation. For the period commencing on the Effective Date and continuing until December 31, 2009, you agree that you will not, directly or indirectly, for your benefit or for the benefit of any other person, firm, partnership, corporation or other entity (each, a “Person”), other than with respect to any of the actions which you take in good

Mark A. King

faith pursuant to your continuing employment relationship with the Company during the Transition Period, do any of the following:
(i)	solicit, influence, induce or encourage or attempt to solicit, influence, induce or encourage any Person known to you to be (or to have been within the then immediately preceding twelve (12) month period) a customer, client, supplier or consultant of the Company or any of its subsidiaries or affiliates, to divert their business to any Competitive Business or otherwise terminate, alter or reduce his, her or its relationship with the Company or any of its subsidiaries or affiliates for any purpose or no purpose;

(ii)	solicit, influence, induce or encourage or attempt to solicit, influence, induce or encourage any known prospective customer or client of the Company or any of its subsidiaries or affiliates which has been the subject of a written bid, offer or proposal which was known by you by the Company or any of its subsidiaries or affiliates, within the then immediately preceding one (1) year period, in connection with the operation of a Competitive Business;

(iii)	solicit or recruit any individual known to you to be an employee of the Company or any of its subsidiaries or affiliates for the purpose of enticing such individual to leave the employ of the Company or any of its subsidiaries or affiliates, or hire or retain any employee or individual who is an independent contractor of the Company to work for or perform services for any Competitive Business; or

(iv)	otherwise attempt to limit or interfere with any business agreement or relationship existing between the Company or any of its subsidiaries or affiliates and a third party, other than at the direction of the Company.
          (d) Covenants are Reasonable and Necessary. You agree that due to the uniqueness of your skills and abilities and the uniqueness of the Confidential Information you possess, the covenants set forth in this paragraph 6 are reasonable and necessary for the protection and continuity of the goodwill and business of the Company and its subsidiaries and affiliates. You further agree that, due to the proprietary nature of the business of the Company and its subsidiaries and affiliates, the restrictions set forth in this paragraph 6 are reasonable as to duration and scope.
          (e) Remedies and Injunctive Relief. You acknowledge that the Company would suffer irreparable injury for which monetary damages would not serve as adequate compensation if you were to breach any of the provisions of this paragraph 6. Therefore, in the event of such a breach, or threatened breach, you agree that the Company shall be entitled, in addition to any of the rights and remedies that it may have at law and equity, to immediate injunctive relief against you, without the need to post any bond. Notwithstanding anything to the contrary contained herein, including paragraph 16 herein (concerning arbitration), the injunction may be entered by any court of competent jurisdiction, enjoining and

Mark A. King

restraining you from engaging in or continuing such breach or threatened breach. The existence of any claim or cause of action, which you may have or assert against the Company, shall not serve as a defense or bar to the enforcement of the covenants made in this paragraph 6. Further, nothing contained herein shall be deemed to preclude the Company from obtaining any other remedy as a result of your breach or threatened breach hereof, including recovery of actual monetary damages it may suffer by reason of any such breach or threatened breach.
     7. Return of Property: All Confidential Information and all documents, records, plans, data, content, reports, lists, papers, articles, notes or other materials, whether electronic, paper or otherwise, and all software, equipment, and other physical property, and all copies of the foregoing, whether or not embodying Confidential Information, that have come into your possession or been produced by you in connection with your employment (“Property”), have been and remain the sole property of the Company or its subsidiaries or affiliates, as applicable. You agree that you will return all such Property to the Company on the Termination Date or upon the Company’s earlier request.
     8. [Intentionally Omitted].
     9. Truthful Testimony: Notwithstanding anything else in this Agreement, nothing in this Agreement is intended to or shall preclude you from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law, in which event you shall notify the Company in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten (10) days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible), nor will any such truthful testimony be asserted as a violation of this Agreement.
     10. Cooperation: Notwithstanding anything else in this Agreement, you agree that, following the Termination Date, you will cooperate fully with the Company and its subsidiaries and affiliates concerning requests for information about the business of the Company or its subsidiaries or affiliates or your involvement and participation therein; the defense, prosecution or investigation of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or its subsidiaries or affiliates which relate to events or occurrences that transpired while you were employed by the Company; and in connection with any investigation or review by any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the Securities and Exchange Commission) as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company. Your full cooperation shall include, but not be limited to, being available to meet and speak with officers, directors, or employees of the Company and/or its counsel or other representatives at reasonable times and locations, executing accurate and truthful documents, and taking such other actions as may reasonably be requested of you by the Company and/or its counsel or other representatives to effectuate the foregoing. In requesting such cooperation, the Company will consider other commitments that you may have at the time of the request. The Company will reimburse you for any reasonable, out-of-pocket travel, hotel and meal, or similar expenses incurred in connection with your performance of obligations pursuant to this paragraph 10 for which you have obtained prior, written approval

Mark A. King

from the Company. Any failure by you to cooperate based upon an assertion of your right not to be a witness against yourself shall not be considered a violation of this paragraph 10.
     11. No Admission of Liability: You acknowledge that the Company is not entering into this Agreement because it believes you have any cognizable legal claim. The execution, delivery and performance of this Agreement by the Company and by you shall not be construed as an admission of liability of any kind on the part of, or as evidence of any unlawful or improper conduct of any kind by, the Company or any of the Releasees or by you, and any and all such liability and conduct is expressly denied by the parties hereto.
     12. Consultation with Attorney; Knowing and Voluntary Waiver: The Company advises you to consult with an attorney of your choosing prior to signing this Agreement. You understand and agree that you have the right and have been given the opportunity to review this Agreement and, specifically, the General Release in paragraph 5 above, with an attorney. You also understand and agree that the Company is under no obligation to offer you the payments and benefits set forth in paragraphs 3 and 4 above and that you are under no obligation to consent to the General Release set forth in paragraph 5 above. You acknowledge and agree that the payments and benefits set forth in paragraphs 3 and 4 above constitute sufficient consideration to require you to comply with your obligations under this Agreement, including but not limited to the General Release set forth in paragraph 5. You represent that you have read this Agreement, including the General Release set forth in paragraph 5, that you understand its terms, and that you enter into this Agreement freely, voluntarily, and without coercion.
     13. Entire Agreement; Modification: The terms described in this Agreement set forth the entire agreement and understanding between you and the Company and merges and supersedes all prior agreements, arrangements and understandings, written or oral, between you and the Company concerning the subject matter hereof (including without limitation that certain Severance Agreement, dated as of March 1, 2004, by and between you and the Company), except as explicitly provided herein or as set forth in that certain Indemnification Agreement, dated as of April 30, 1996, by and between you and the Company (the “Indemnification Agreement”). You acknowledge and agree that you are not relying on any representations or promises by any representative of the Company concerning the meaning or any aspect of this Agreement. This Agreement may not be altered or modified other than in writing signed by you and an authorized representative of the Company.
     14. Severability; It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under applicable law. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, scope, activity or subject, such provisions shall be construed by limiting or reducing them so as to be enforceable to the maximum extent compatible with applicable law.
     15. Waiver: No waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a

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waiver of any other provision or condition at the time or at any prior or subsequent time. This Agreement and the provisions contained in it shall not be construed or interpreted for or against either party because that party drafted or caused that party’s legal representative to draft any of its provisions.
     16. Arbitration: Except for any action by the Company or any of its subsidiaries or affiliates seeking injunctive relief in connection with a breach of this Agreement by you as set forth in paragraph 6(e) above, any dispute, claim or controversy arising under or in connection with this Agreement, or the breach thereof, or otherwise relating in any way to your ongoing services during the Transition Period, and any dispute as to the arbitrability under this provision, shall be resolved exclusively by final and binding arbitration administered by the JAMS arbitration service and in accordance with its Employment Arbitration Rules and Procedures then in effect; provided, however, that nothing herein shall require arbitration of any claim or charge which, by law, cannot be the subject of a compulsory arbitration agreement. Any arbitration proceeding brought under this Agreement shall be conducted before a single arbitrator and shall be conducted in Dallas, Texas. The written decision of the arbitrator shall be final and binding upon the parties and in such form that judgment may be entered in, enforced by, or appealed from, any court having jurisdiction over the parties. Any arbitration proceedings, decision or award rendered hereunder, and the validity, effect and interpretation of this arbitration provision, shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq, or the Texas Arbitration Act.
     17. Indemnification; Attorneys Fees: Notwithstanding anything in this Agreement to the contrary, you shall continue to be covered, to the full extent provided by applicable law and as applicable under all relevant provisions, by the indemnification provisions set forth in the Company’s Bylaws and Certificate of Incorporation, each as in effect on the date hereof, and in the Indemnification Agreement, and by any directors and officers insurance policies held by the Company. All attorneys fees incurred by you in connection with the subject matter of this Agreement shall be advanced and paid in full by the Company.
     18. Governing Law: This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without reference to its choice of law rules.
     19. Counterpart Signatures: This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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     If the above sets forth our agreement as you understand it and consent to it, please so signify by signing the enclosed copy of this letter and return it to me at the address above.

Very truly yours,

Affiliated Computer Services, Inc.

/s/ William L. Deckelman, Jr.

By:	William L. Deckelman, Jr.
Title:	Executive Vice President

Agreed to and Accepted:

/s/ Mark A. King
Mark A. King
Dated: November 26, 2006

Approved:	/s/ J. Livingston Kosberg

J. Livingston Kosberg,
Chairman, Compensation Committee
Affiliated Computer Services, Inc.

EXHIBIT A
November 26, 2006
Board of Directors
Affiliated Computer Services, Inc.
2828 North Haskell Avenue
Dallas, Texas 75204
Gentlemen:
I, Mark A. King, hereby resign from all my positions as an officer with Affiliated Computer Services, Inc. (the “Company”) and its subsidiaries and affiliates, including as the Company’s President and Chief Executive Officer and as a member of the Board of Directors of the Company, effective immediately, but I will remain an employee of the Company through June 30, 2007.
Sincerely,
Mark A. King

EXHIBIT B
ADEA RELEASE
     For good and valuable consideration, you hereby agree to the terms of this additional release (the “ADEA Release”).
     1. You, your heirs, successors, and assigns, hereby knowingly and voluntarily release and forever discharge the Company and its subsidiaries and affiliates, together with all of their respective current and former officers, directors, consultants, agents, attorneys, representatives and employees, and each of their predecessors, successors and assigns (collectively, the “Releasees”), from any and all debts, demands, actions, causes of actions, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims and liabilities whatsoever, known or unknown, suspected or unsuspected, both in law and equity, arising under the Age Discrimination in Employment Act, as amended, which you ever had, now have, or may hereafter claim to have against the Releasees by reason of any matter, cause or thing whatsoever arising on or before the date this Additional Release is executed by you; provided, however, that this ADEA Release shall not apply to or impair (i) claims for vested benefits pursuant to any other Company employee benefit plan, as defined in ERISA, in which you were a participant before the Effective Date; (ii) any claims for unemployment insurance benefits or workers’ compensation benefits applicable to the period through the Effective Date; or (iii) any claims that may arise from any violation of the Agreement.
     2. You acknowledge and represent that the Company has advised you of your right to review this ADEA Release with an attorney of your choice and that you have been given twenty-one (21) days to consider this ADEA Release, although you may sign and return it sooner if you so desire. You represent that you have read this ADEA Release, that you understand its terms and that you enter into this ADEA Release freely, voluntarily, and without coercion. You further acknowledge and represent that you have been advised by the Company that you have seven (7) days from the date of execution to revoke your consent to this ADEA Release by delivering (by hand or overnight courier) written notice of revocation to me at the Company, at the address listed in the Agreement. If no such revocation occurs, this ADEA Release shall become effective on the eighth (8th) day following the date you sign it. In the event that you revoke your consent, this ADEA Release shall be null and void and shall not become effective, and your compensation during the Transition Period will be reduced to the rate of $10,000 per month, pro rated as applicable.
     3. This ADEA Release may not be altered or modified other than in a writing signed by you and an authorized representative of the Company. This ADEA Release shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without reference to its choice of law rules. In the event that any part of this ADEA Release shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Dated:

Mark A. King

EXHIBIT C

					Potential
				Shares Vested	Additional Vesting		Original	Option
				on Effective	Following Effective	Shares Forfeited	Exercise	Expiration
Exercised			Number	Date	Date	on Effective Date	Price	Date
	3/9/1995	*	80,028				$5.06
	3/8/1996		160,000				$8.44
	4/7/1997		80,000				$10.56
	5/18/1998		80,000				$15.94
	10/8/1998		32,000				$11.53
			432,028

Outstanding	10/8/1998		68,000	Fully Vested	N/A	N/A	$11.53	9/28/07
	9/13/1999		100,000	Fully Vested	N/A	N/A	$19.50	9/28/07
	7/11/2000		100,000	Fully Vested	N/A	N/A	$16.44	9/28/07
	3/21/2001		200,000	Fully Vested	N/A	N/A	$29.53	9/28/07
	7/23/2002		200,000	160,000 shares	40,000 shares eligible to vest 7/23/2007	N/A	$35.75	9/28/07
	8/11/2003		100,000	60,000 shares	20,000 shares eligible to vest 8/11/2007	20,000 shares	$44.10	6/30/08
	7/30/2004		75,000	30,000 shares	15,000 shares eligible to vest on 7/30/2007	30,000 shares	$51.90	6/30/08
	3/18/2005		300,000	60,000 shares	60,000 shares eligible to vest on 3/18/2007	180,000 shares	$50.25	6/30/08

*	Exercise price of option equals 90% of the fair market value of the Company’s common stock on the date of grant.

The Company recorded expense for the discount at the time the option was granted.